Exhibit 99.1
[Premium Standard Farms Logo]
Premium Standard Farms Stockholders Approve Merger with Smithfield Foods
Kansas City, MO, February 23, 2007 — Premium Standard Farms, Inc. (Nasdaq: PORK) announced that its common stockholders have approved the merger agreement with Smithfield Foods, Inc. at a special meeting held today, Friday, February 23, 2007. As a result of the merger, PSF will become a wholly owned subsidiary of Smithfield and each outstanding share of PSF common stock will be converted into the right to receive 0.678 of a share of Smithfield common stock and $1.25 in cash. Under limited circumstances, Smithfield may substitute up to $1.00 in cash for a portion of the stock consideration having an equivalent value (based on the average price of Smithfield’s common stock during a specified period prior to closing of the transaction).
Approximately 86.2% of the outstanding shares entitled to vote at the special meeting were voted in favor of adoption of the merger agreement. The closing of the merger remains subject to satisfaction of all other closing conditions, including the receipt of governmental approvals.
About Premium Standard Farms
Premium Standard Farms is one of the largest vertically integrated providers of pork products in the United States, producing consistent, high quality pork products for the retail, wholesale, foodservice, export, and further processor markets. Premium Standard Farms is the nation’s third largest pork producer and sixth largest pork processor, with approximately 4,300 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.
This news release contains “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental litigation, laws and regulations, trade embargoes and tariffs; developments relating to our pending merger with Smithfield, including the costs relating to the proposed merger and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; uncertainties relating to litigation involving us; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; the extent to which we are able to manage animal health issues; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.
CONTACT:
Steve Lightstone
Premium Standard Farms, Inc.
+1-816-472-7675
Web site: http://www.psfarms.com
SOURCE Premium Standard Farms, Inc.